Exhibit 99.1
FOR IMMEDIATE RELEASE

May 3, 2018

THE EASTERN COMPANY ANNOUNCES PROGRAM
TO REPURCHASE UP TO 200,000 SHARES BY MAY 2, 2023

Naugatuck, CT–The Eastern Company (NASDAQ:EML) (the "Company") announced that its Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to 200,000 shares of its common stock through May 2, 2023.  Under the share repurchase program, the Company may repurchase shares in the open market and may also enter into structured repurchase agreements with third parties.

Mr. James Mitarotonda, the Company's Chairman, explained that, "the share repurchase program is designed to return value to shareholders and minimize dilution from potential stock issuances related to long-term incentive management compensation."

Mr. August Vlak, the Company's President and CEO, added that, "our new share repurchase program emphasizes our commitment to returning value to our shareholders, as we execute on our long-term growth strategy."

About the Company
The Eastern Company is a 160 year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 16 locations in the United States, Canada, Mexico, Taiwan and China.  The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.  More information on the Company can be found at www.easterncompany.com

Safe Harbor for Forward-Looking Statements
Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission.  Any statements that are not statements of historical fact, including statements containing the words "believes," "intends," "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements.  Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations.  These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements.  Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers and increased prices for raw materials.  There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission.  We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255